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                                                                   EXHIBIT 99.1

                       [CROWN CRAFTS, INC. LETTERHEAD]







                                                     November 21, 1996


FOR IMMEDIATE RELEASE


                    CROWN CRAFTS AND HANS BENJAMIN ANNOUNCE
           RECALL FROM RETAILERS OF HANS BENJAMIN FURNITURE PRODUCTS

Atlanta, Georgia -- Crown Crafts, Inc. (NYSE:CRW) and its 51-percent-owned subsidiary, Hans Benjamin Furniture, Inc., today announced a nationwide voluntary recall from retailers of all furniture products manufactured by Hans Benjamin. In addition, the companies have suspended shipments pending an internal investigation of certain labeling issues. Crown Crafts preliminarily estimates that a pretax charge of between $1.9 million and $2.5 million ($0.21 to $0.26 per share after income taxes) will be made in its fiscal 1997 third quarter ending December 29, 1996, to cover the anticipated direct costs of the recall and other related costs.

These voluntary decisions resulted from an internal investigation precipitated by a statewide withhold-from-sale order recently issued by the California Bureau of Home Furnishings and Thermal Insulation. The order, based on tests conducted by the Bureau, states that a line of juvenile foam-filled furniture manufactured by Hans Benjamin did not comply with a California flammability standard. The order, which was received October 28, 1996, also states that the labels on the products incorrectly represent that the California standard is met.

"Immediately after the order was received, Hans Benjamin commenced its internal investigation and began to contact its California customers to facilitate removal of the products from sale," stated Todd More, President of Hans Benjamin. "We are continuing to cooperate with California authorities."

The internal investigation revealed that some Hans Benjamin juvenile furniture products shipped to locations other than California may have been similarly mislabeled. It also revealed that some of Hans Benjamin's other products - wood frame stools, benches, ottomans, and similar products - may have the same mislabeling problem.

                                      MORE

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On November 12, 1996, Hans Benjamin notified the U.S. Consumer Product Safety
Commission of the mislabeling issue.

The voluntary recall from retailers announced today applies to all Hans Benjamin furniture products in the hands of retailers in 49 states. The products include both juvenile foam furniture and wood frame benches, stools, ottomans, and similar products. It does not apply to products in California which continue to be held off sale pursuant to the Bureau's order.

Founded in 1957, Atlanta-based Crown Crafts, Inc. is a leading designer, manufacturer and marketer of a broad line of home textile furnishings and accessories. Crown Crafts' principal products are adult and infant bed coverings and accessories, and throws. Crown Crafts purchased a 51-percent interest in Hans Benjamin Furniture, Inc. in January 1994. In the last 12 months, Hans Benjamin's sales have constituted less than one percent of Crown Crafts' consolidated sales.


Contact:  Paul A. Criscillis, Jr.
          Vice President, Chief Financial Officer
          (770) 644-6230